Exhibit 2.3

ENGLISH SUMMARY OF PRINCIPAL TERMS

OF THE

MEDIUM-TERM LOAN AGREEMENT ENTERED INTO BY BANCO DE CRÉDITO DEL
PERÚ AND SCOTIABANK PERÚ S.A.A. WITH THE INTERVENTION OF CEMENTOS PACASMAYO S.A.A.

The summary below contains an abridged description of the principal terms of the agreement originally executed in Spanish language by the parties referred to herein (the “Agreement”).

Date of Execution: November 29, 2021.

By means of a public deed dated November 29, 2021, a loan agreement was entered into with Banco de Crédito del Perú and Scotiabank Perú S.A.A. for an amount of up to S/860,000,000.00 (Eight Hundred Sixty Million and 00/100 Peruvian Soles), with each lender participating for an amount of up to S/430,000,000.00 (Four Hundred Thirty Million and 00/100 Peruvian Soles). Credicorp Capital Servicios Financieros S.A. acted as the arranger, under the following terms and conditions:

Term: 7 years from the closing date.

Interest Rate: Annual Effective Rate (TEA) of 5.82%.

Commitment Fee: 0.30% (waived for the first 90 days).

Structuring Fee: 0.85%.

Grace/Availability Period: 18 months from the closing date.

Amortization Structure: 22 quarterly installments.

Prepayment Fee: 1.5% for each remaining year, capped at 3.0%.